Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

The Toro Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	3,650,000 shares	$94.52	$344,998,000	$138.10 per $1,000,000	$47,644.22
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	235,539 shares	$94.52	$22,263,146	$138.10 per $1,000,000	$3,074.54
Total Offering Amounts					$367,261,146		$50,718.76
Total Fee Offsets							0
Net Fee Due							$50,718.76

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this registration statement will also cover any additional shares of common stock, par value $0.01 per share, of The Toro Company (“Common Stock”) that become issuable under The Toro Company 2026 Equity Plan (“2026 Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the Common Stock on March 17, 2026, as reported by The New York Stock Exchange.

(3)	The Registrant does not have any fee offsets.